EXHIBIT 11.2

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated March 5, 2021 relating to the balance sheet of Capview Residential Income – Fund VII, LP as of January 25, 2021 (date of inception) and the related notes thereto.

/s/ Armanino LLP
Dallas, Texas

April 26, 2021